                                                                    EXHIBIT 99.1

[COLLINS & AIKMAN LOGO]                                             News Release
For Immediate Release
August 11, 2003


CONTACT: J. MICHAEL STEPP                            ROBERT A. KRAUSE
         VICE PRESIDENT & TREASURER                  VICE CHAIRMAN & CFO
         (248) 824-1520                              (248) 733-4355
         MIKE.STEPP@COLAIK.COM                       ROBERT.KRAUSE@COLAIK.COM


      COLLINS & AIKMAN CORPORATION ANNOUNCES APPOINTMENT OF STOCKMAN AS CEO


Troy, Michigan -- Collins & Aikman Corporation (NYSE: CKC) announced today that its Board of Directors has appointed David A. Stockman, the Company's Chairman of the Board, to serve as Chief Executive Officer in order for Mr. Stockman to take a more active role. The Company further announced that in light of Mr. Stockman's appointment Jerry Mosingo has resigned as President, Chief Executive Officer and a director of the Company.



Collins & Aikman Corporation, a Fortune 500 company, is a global leader in cockpit modules and automotive floor and acoustic systems and a leading supplier of instrument panels, automotive fabric, plastic-based trim, and convertible top systems. The Company's current operations span the globe through 15 countries, more than 100 facilities and over 25,000 employees who are committed to achieving total excellence. Collins & Aikman's high-quality products combine superior design, styling and manufacturing capabilities with NVH "quiet" technologies that are among the most effective in the industry. Information about Collins & Aikman is available on the Internet at http://www.collinsaikman.com.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to general economic conditions in the markets in which Collins & Aikman operates, fluctuations in the production of vehicles for which the company is a supplier, changes in the popularity of particular car models, labor disputes involving the company or its significant customers, changes in consumer preferences, dependence on significant automotive customers, the level of competition in the automotive supply industry, pricing pressure from automotive customers, the substantial leverage of the company and its subsidiaries, limitations imposed by the company's debt facilities, charges made in connection with the integration of operations acquired by the company, the implementation of the reorganization plan, risks associated with conducting business in foreign countries and other risks detailed from time-to-time in the company's Securities and Exchange Commission filings.

                                       ###